Exhibit 99.3
FIRST AMENDMENT
TO
THE G. B. DEALEY RETIREMENT PENSION PLAN
(As Amended and Restated Effective April 1, 2007)
     Belo Corp., pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendments to The G. B. Dealey Retirement Pension Plan (the “Plan):
     1. Subsection (d) of Section 4.9 of the Plan (“Direct Rollovers”) is amended in its entirety to read as follows:
     (d) Distributee. A Distributee includes a Participant, the Participant’s Spouse, or a Participant’s former spouse who is an alternate payee under a qualified domestic relations order, as defined in Code section 414(p). A Distributee also includes a Participant’s nonspouse Beneficiary who is a designated beneficiary within the meaning of Code section 401(a)(9)(E), but only with respect to an Eligible Rollover Distribution paid to an Eligible Retirement Plan that is either an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b), and such individual retirement account or individual retirement annuity is treated as an inherited individual retirement account or individual retirement annuity pursuant to Code section 402(c)(11).
     2. Clause (ii) of Section 5.1(d) of the Plan (“Optional Forms of Retirement Benefits”) is amended in its entirety to read as follows:
(ii) a contingent annuitant annuity, consisting of equal monthly payments beginning on the Participant’s Benefit Commencement Date and, following his death, continued monthly payments to his Beneficiary in an amount equal to 50%, 75% or 100% (as the Participant will elect) of the monthly benefit payments made to the Participant, provided, however, that if the Beneficiary dies after the Benefit Commencement Date, the amount of monthly benefit payments to the Participant will not be increased and will cease with the monthly benefit payment due immediately prior to his death;
     The foregoing amendments will be effective as of January 1, 2008.
     Executed at Dallas, Texas, this 7th day of December, 2007.

BELO CORP.

By	/s/ Marian Spitzberg

Marian Spitzberg Senior Vice President/Human Resources